Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus and in the registration statement on Form S-3 (File No. 333 –    ) of our report dated February 16, 2011 relating to our audit of the financial statements and schedule as of December 31, 2010 and 2009, and for the years then ended of Bluefly, Inc., which appears in Bluefly, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the reference to our firm under the caption “Experts” in such prospectus and registration statement.

/s/ WeiserMazars LLP

New York, New York
November 14, 2011